April 12, 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$2,563,000

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc. due April 18, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, as of any Review Date, the closing price of one share of each Reference Stock has been at or above its Call Value on at least one Review Date to and including that Review Date.
•	The earliest date on which an automatic call may be initiated is April 21, 2025.
•	Investors should be willing to forgo interest and dividend payments and be willing to accept the risk of losing some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on April 12, 2024 and are expected to settle on or about April 17, 2024.
•	CUSIP: 48134XWH4

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)(3)	Proceeds to Issuer
Per note	$1,000	—	$1,000
Total	$2,563,000	—	$2,563,000

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3) J.P. Morgan Securities LLC, which we refer to as JPMS, will pay a structuring fee of $8.00 per $1,000 principal amount note with respect to all of the notes to other affiliated or unaffiliated dealers.

The estimated value of the notes, when the terms of the notes were set, was $977.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Reference Stocks: As specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below

•	first Review Date:	23.00000% × $1,000
•	second Review Date:	24.91667% × $1,000
•	third Review Date:	26.83333% × $1,000
•	fourth Review Date:	28.75000% × $1,000
•	fifth Review Date:	30.66667% × $1,000
•	sixth Review Date:	32.58333% × $1,000
•	seventh Review Date:	34.50000% × $1,000
•	eighth Review Date:	36.41667% × $1,000
•	ninth Review Date:	38.33333% × $1,000
•	tenth Review Date:	40.25000% × $1,000
•	eleventh Review Date:	42.16667% × $1,000
•	twelfth Review Date:	44.08333% × $1,000
•	thirteenth Review Date:	46.00000% × $1,000
•	fourteenth Review Date:	47.91667% × $1,000
•	fifteenth Review Date:	49.83333% × $1,000
•	sixteenth Review Date:	51.75000% × $1,000
•	seventeenth Review Date:	53.66667% × $1,000
•	eighteenth Review Date:	55.58333% × $1,000
•	nineteenth Review Date:	57.50000% × $1,000
•	twentieth Review Date:	59.41667% × $1,000
•	twenty-first Review Date:	61.33333% × $1,000
•	twenty-second Review Date:	63.25000% × $1,000
•	twenty-third Review Date:	65.16667% × $1,000
•	twenty-fourth Review Date:	67.08333% × $1,000
•	twenty-fifth Review Date:	69.00000% × $1,000
•	twenty-sixth Review Date:	70.91667% × $1,000
•	twenty-seventh Review Date:	72.83333% × $1,000
•	twenty-eighth Review Date:	74.75000% × $1,000
•	twenty-ninth Review Date:	76.66667% × $1,000
•	thirtieth Review Date:	78.58333% × $1,000
•	thirty-first Review Date:	80.50000% × $1,000
•	thirty-second Review Date:	82.41667% × $1,000
•	thirty-third Review Date:	84.33333% × $1,000
•	thirty-fourth Review Date:	86.25000% × $1,000
•	thirty-fifth Review Date:	88.16667% × $1,000
•	thirty-sixth Review Date:	90.08333% × $1,000
•	final Review Date:	92.00000% × $1,000

Call Value: With respect to each Reference Stock, 90.00% of its Initial Value

Barrier Amount: With respect to each Reference Stock, 60.00% of its Initial Value, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Pricing Date: April 12, 2024

Original Issue Date (Settlement Date): On or about April 17, 2024

Review Dates*: April 21, 2025, May 12, 2025, June 12, 2025, July 14, 2025, August 12, 2025, September 12, 2025, October 13, 2025, November 12, 2025, December 12, 2025, January 12, 2026, February 12, 2026, March 12, 2026, April 13, 2026, May 12, 2026, June 12, 2026, July 13, 2026, August 12, 2026, September 14, 2026, October 12, 2026, November 12, 2026, December 14, 2026, January 12, 2027, February 12, 2027, March 12, 2027, April 12, 2027, May 12, 2027, June 14, 2027, July 12, 2027, August 12, 2027, September 13, 2027, October 12, 2027, November 12, 2027, December 13, 2027, January 12, 2028, February 14, 2028, March 13, 2028 and April 12, 2028 (final Review Date)

Call Settlement Dates*: April 24, 2025, May 15, 2025, June 17, 2025, July 17, 2025, August 15, 2025, September 17, 2025, October 16, 2025, November 17, 2025, December 17, 2025, January 15, 2026, February 18, 2026, March 17, 2026, April 16, 2026, May 15, 2026, June 17, 2026, July 16, 2026, August 17, 2026, September 17, 2026, October 15, 2026, November 17, 2026, December 17, 2026, January 15, 2027, February 18, 2027, March 17, 2027, April 15, 2027, May 17, 2027, June 17, 2027, July 15, 2027, August 17, 2027, September 16, 2027, October 15, 2027, November 17, 2027, December 16, 2027, January 18, 2028, February 17, 2028, March 16, 2028 and the Maturity Date

Maturity Date*: April 18, 2028

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If, as of any Review Date, the closing price of one share of each Reference Stock has been at or above its Call Value on at least one Review Date to and including that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Reference Stock is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Stock Return)

If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Barrier Amount, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Reference Stock: The Reference Stock with the Least Performing Stock Return

Least Performing Stock Return: The lowest of the Stock Returns of the Reference Stocks

Stock Return: With respect to each Reference Stock,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the

Pricing Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Initial Value	Barrier Amount
Common stock of Advanced Micro Devices, Inc., par value $0.01 per share	AMD	$163.28	$97.968
Class C capital stock of Alphabet Inc., par value $0.001 per share	GOOG	$159.19	$95.514
Common stock of Adobe Inc., par value $0.0001 per share	ADBE	$474.09	$284.454

Supplemental Terms of the Notes

Any values of the Reference Stocks, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

How the Notes Work

Payment upon an Automatic Call

PS-2 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

Payment at Maturity If the Notes Have Not Been Automatically Called

PS-3 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

Call Premium Amount

The table below illustrates the Call Premium Amount per $1,000 principal amount note for each Review Date based on the Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above.

Review Date	Call Premium Amount
First	$230.0000
Second	$249.1667
Third	$268.3333
Fourth	$287.5000
Fifth	$306.6667
Sixth	$325.8333
Seventh	$345.0000
Eighth	$364.1667
Ninth	$383.3333
Tenth	$402.5000
Eleventh	$421.6667
Twelfth	$440.8333
Thirteenth	$460.0000
Fourteenth	$479.1667
Fifteenth	$498.3333
Sixteenth	$517.5000
Seventeenth	$536.6667
Eighteenth	$555.8333
Nineteenth	$575.0000
Twentieth	$594.1667
Twenty-First	$613.3333
Twenty-Second	$632.5000
Twenty-Third	$651.6667
Twenty-Fourth	$670.8333
Twenty-Fifth	$690.0000
Twenty-Sixth	$709.1667
Twenty-Seventh	$728.3333
Twenty-Eighth	$747.5000
Twenty-Ninth	$766.6667
Thirtieth	$785.8333
Thirty-First	$805.0000
Thirty-Second	$824.1667
Thirty-Third	$843.3333

PS-4 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

Review Date	Call Premium Amount
Thirty-Fourth	$862.5000
Thirty-Fifth	$881.6667
Thirty-Sixth	$900.8333
Final	$920.0000

PS-5 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

Hypothetical Automatic Call Illustration

If, as of any Review Date, the closing price of one share of each Reference Stock has been at or above its Call Value on at least one Review Date to and including that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date.  No further payments will be made on the notes.

For example, the notes will be automatically called on the third Review Date in the illustration below because, as of the third Review Date, the closing price of one share of each Reference Stock has been at or above its Call Value on at least one Review Date to and including the third Review Date.

Date	Closing Price of One Share of Reference Stock 1	Closing Price of One Share of Reference Stock 2	Closing Price of One Share of Reference Stock 3
First Review Date	Greater than Call Value	Less than Call Value	Less than Call Value
Second Review Date	Less than Call Value	Greater than Call Value	Less than Call Value
Third Review Date	Less than Call Value	Less than Call Value	Greater than Call Value

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Reference Stocks, assuming a range of performances for the hypothetical Least Performing Reference Stock on the Review Dates. Each hypothetical payment set forth below assumes that the closing price of one share of each Reference Stock that is not the Least Performing Reference Stock on each Review Date is greater than or equal to its Call Value (and therefore its Barrier Amount).

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value for the Least Performing Reference Stock of $100.00;
•	a Call Value for the Least Performing Reference Stock of $90.00 (equal to 90.00% of its hypothetical Initial Value);
•	a Barrier Amount for the Least Performing Reference Stock of $60.00 (equal to 60.00% of its hypothetical Initial Value); and
•	the Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above.

The hypothetical Initial Value of the Least Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Reference Stock. The actual Initial Value of each Reference Stock is the closing price of one share of that Reference Stock on the Pricing Date and is specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement. For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Review Date.

Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$105.00	Notes are automatically called
	Total Payment	$1,230.00 (23.00% return)

Because the closing price of one share of each Reference Stock on the first Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,230.00 (or $1,000 plus the Call Premium Amount applicable to the first Review Date), payable on the applicable Call Settlement Date. No further payments will be made on the notes.

PS-6 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

Example 2 — Notes are automatically called on the final Review Date.

Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$80.00	Notes NOT automatically called
Second Review Date	$75.00	Notes NOT automatically called
Third through Thirty-Sixth Review Dates	Less than Call Value	Notes NOT automatically called
Final Review Date	$220.00	Notes are automatically called
	Total Payment	$1,920.00 (92.00% return)

Because, as of the final Review Date, the closing price of one share of each Reference Stock has been at or above its Call Value on at least one Review Date to and including the final Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,920.00 (or $1,000 plus the Call Premium Amount applicable to the final Review Date), payable on the applicable Call Settlement Date, which is the Maturity Date.

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Barrier Amount.

Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$80.00	Notes NOT automatically called
Second Review Date	$75.00	Notes NOT automatically called
Third through Thirty-Sixth Review Dates	Less than Call Value	Notes NOT automatically called
Final Review Date	$70.00	Notes NOT automatically called; Final Value of Least Performing Reference Stock is greater than or equal to Barrier Amount
	Total Payment	$1,000.00 (0.00% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Barrier Amount, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00.

Example 4 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is less than its Barrier Amount.

Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$80.00	Notes NOT automatically called
Second Review Date	$70.00	Notes NOT automatically called
Third through Thirty-Sixth Review Dates	Less than Call Value	Notes NOT automatically called
Final Review Date	$40.00	Notes NOT automatically called; Final Value of Least Performing Reference Stock is less than Barrier Amount
	Total Payment	$400.00 (-60.00% return)

Because the notes have not been automatically called, the Final Value of the Least Performing Reference Stock is less than its Barrier Amount and the Least Performing Stock Return is -60.00%, the payment at maturity will be $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] = $400.00

PS-7 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Reference Stock is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO ANY CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of any Reference Stock, which may be significant. You will not participate in any appreciation of any Reference Stock.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH REFERENCE STOCK —

Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock. Poor performance by any of the Reference Stocks over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK.
•	THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of any Reference Stock is less than its Barrier Amount and the notes have not been automatically called, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Least Performing Reference Stock.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.

PS-8 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A REFERENCE STOCK FALLING BELOW ITS BARRIER AMOUNT IS GREATER IF THE PRICE OF ONE SHARE OF THAT REFERENCE STOCK IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and,

PS-9 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

also, because secondary market prices (a) exclude the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the structuring fee, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Reference Stocks. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Reference Stocks

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-10 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on April 12, 2024
Common stock of Advanced Micro Devices, Inc., par value $0.01 per share	AMD	The Nasdaq Stock Market	001-07882	$163.28
Class C capital stock of Alphabet Inc., par value $0.001 per share	GOOG	The Nasdaq Stock Market	001-37580	$159.19
Common stock of Adobe Inc., par value $0.0001 per share	ADBE	The Nasdaq Stock Market	000-15175	$474.09

Each of the Reference Stocks is issued by a company whose primary line of business is associated with the technology sector.

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	Advanced Micro Devices, Inc. is a semiconductor company, primarily offering server microprocessors (CPUs), graphics processing units (GPUs), accelerated processing units (APUs), data processing units, Field Programmable Gate Arrays (FPGAs), Smart Network Interface Cards (SmartNICs), Artificial Intelligence (AI) accelerators and Adaptive System-on-Chip (SoC) products for data centers; CPUs, APUs and chipsets for desktop, notebook and handheld personal computers; discrete GPUs and semi-custom SoC products and development services; and embedded CPUs, GPUs, APUs, FPGAs, Systems on Modules (SOMs) and Adaptive SoC products. From time to time, Advanced Micro Devices, Inc. may also sell or license portions of its intellectual property portfolio.
•	Alphabet Inc. is a collection of businesses, the largest of which is Google Inc., which (i) offers products and platforms through which it generates revenues primarily by delivering both performance advertising and brand advertising and (ii) provides cloud services to businesses.
•	Adobe Inc. is a technology company that offers a line of products and services for creating, managing, delivering, measuring, optimizing and engaging with content across surfaces.

Historical Information

The following graphs set forth the historical performance of each Reference Stock based on the weekly historical closing prices of one share of that Reference Stock from January 4, 2019 through April 12, 2024. The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on any Review Date. There can be no assurance that the performance of the Reference Stocks will result in the return of any of your principal amount.

PS-11 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

PS-12 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

PS-13 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the structuring fee paid to other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

PS-14 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work,” “Hypothetical Automatic Call Illustration” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the structuring fee paid to other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

JPMS will pay a structuring fee of $8.00 per $1,000 principal amount note with respect to all of the notes to other affiliated or unaffiliated dealers.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-15 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-16 | Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Adobe Inc.